- AS FILED WITH THE SECRETARY OF STATE OF MINNESOTA ON JULY 28, 1994 -

                            ARTICLES OF CORRECTION OF
                              VOYAGEUR FUNDS, INC.


     In order to correct the Certificate of Designation of Voyageur Funds, Inc., as filed with the Minnesota Secretary of State on May 20, 1994, the undersigned hereby makes the following statements:

     1. The name of the person who filed the instrument is Theodore E. Jessen.

     2. The instrument to be corrected is the Certificate of Designation filed with the Minnesota Secretary of State on May 20, 1994.

     3. The errors to be corrected are the designation of shares contained in the fifth paragraph of such Certificate.

     4. The fifth paragraph of the Certificate of Designation of Voyageur Funds, Inc. is hereby set forth in its corrected form in its entirety as follows:

     NOW, THEREFORE, BE IT RESOLVED, that of the ten billion shares designated in the Articles as Series A Common Shares, one billion are hereby designated as Series A, Class A Common Shares, one billion are hereby designated as Series A, Class B Common Shares, one billion are hereby designated as Series A, Class Y Common Shares, the remaining seven billion Series A Common Shares shall remain undesignated as to class, and the Series A Common Shares which are outstanding on the date hereof are hereby redesignated as Series A, Class A Common Shares.



Dated:       July 27, 1994


                              /s/ Theodore E. Jessen
                              -----------------------------------------
                              Theodore E. Jessen, Secretary